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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                             --------------------

                           ARTICLES OF INCORPORATION
                           -------------------------

                                      OF
                                      --

                        MATTHEWS STUDIO EQUIPMENT GROUP
                        -------------------------------

Carlos D. DeMattos and Gregory Moiseeff hereby certify that:

1. They are the President and the Secretary, respectively, of Matthews Studio Equipment Group, a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                   ARTICLE I
                                   ---------

          The name of this corporation is Matthews Studio Equipment Group.

                                  ARTICLE II
                                  ----------

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. The corporation elects to be governed by all of the provisions of the California General Corporation Law effective January 1, 1977 (including those not applicable under Chapter 23 of that Law), as same has been amended.

                                  ARTICLE III
                                  -----------

          The number of directors of this corporation shall be not less than five nor more than nine, the exact number of which shall be fixed by a bylaw adopted by the board of directors.

                                  ARTICLE IV
                                  ----------

          The total number of shares which this corporation shall have authority to issue is twenty-one million (21,000,000) shares consisting of twenty million (20,000,000) shares of Common Stock No Par Value and One Million (1,000,000) shares of Preferred Stock without par value. The designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock of the corporation shall be established by a Board of Directors resolution in accordance with the provisions of the California statutes. The currently in effect rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock are set forth in Article VII below.

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                                   ARTICLE V
                                   ---------

          This corporation reserves the right to amend, alter, change, add to or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred by these Articles of Incorporation on shareholders, directors and officers are granted subject to this reservation.

                                  ARTICLE VI
                                  ----------

          1. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.


                                  ARTICLE VII
                                  -----------

     The following is a full restatement of the rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock, no par value (the "Preferred Stock") or the holders thereof, which shall consist of and be limited to a total number of one million shares authorized for issuance.


     1.   Definitions.  For purposes of this Article VII, the following
          -----------
          definitions shall apply:

          "Affiliate" shall mean, with respect to any person, any person that
           ---------
          directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such person.

          "Control" shall mean ownership of a majority of the capital stock or
           -------
          interests in another Person.

          "EP" shall mean ING Equity Partners, L.P. I, a Delaware limited
           --
          partnership, or any of its Affiliates.

          "Liquidation Value" has the meaning set forth in Section 4 hereof.
           -----------------

          "Securities Purchase Agreement" shall mean the Purchase Agreement
           -----------------------------
          between the corporation and EP, as such agreement may from time to time be amended in accordance with its terms.

          "Subsidiary" shall mean any corporation of which the shares of stock
           ----------
          having a majority

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          of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the corporation either directly or indirectly through Subsidiaries.

          "Triggering Event" shall have the meaning set forth in Section 2(a)
           ----------------
          below.

          "Warrants" shall mean the Warrants of the corporation exercisable for
           --------
          shares of Common Stock issued to EP pursuant to the Securities Purchase Agreement.

     2.   Voting Rights.
          -------------

          (a) Prior to Triggering Event.  Except for those voting rights
              -------------------------
expressly required by law or with regard to any amendment to the corporation's Articles of Incorporation to alter or change, directly or indirectly, the powers, designations, preferences or special rights relating to the shares of the Preferred Stock, holders of the Preferred Stock shall have no voting rights unless and until an Event of Default, as that term is defined in the Securities Purchase Agreement, shall have occurred and be continuing (a "Triggering Event").

          (b) Occurrence of Triggering Event.  Upon the occurrence of a
              ------------------------------
Triggering Event, and until such Triggering Event shall have been remedied to the satisfaction of a majority of the holders of the Preferred Stock, each holder of the Preferred Stock shall be entitled to vote together with the Common Stock and any other voting stock of the corporation on all matters submitted to the corporation's shareholders for consideration, vote or approval, in the manner set forth in this Section 2(b). The holders of the Preferred Stock will have in the aggregate, and will be entitled to cast in the aggregate, a number of votes equal to the number of votes to which the shares of Common Stock, issuable upon exercise of the then unexercised portion of the Warrants outstanding and held by holders of the Preferred Stock as of the date the shareholders' meeting is called or the date the written consent is solicited, would be entitled, if such Warrants had been exercised. Each holder of the Preferred Stock will have, and will be entitled to cast, a pro rata number of the votes accorded to the holders of the Preferred Stock in the aggregate, as set forth in the preceding sentence, determined based on the ratio that the number of shares of Preferred Stock held by such holder as of the date the
                                            ----
shareholders' meeting is called or the date the written consent is solicited, bears to the aggregate number of shares of Preferred Stock that are issued and outstanding as of such date.

     3.   Dividends.  The holders of the Preferred Stock shall not be entitled
          ---------
to receive dividend payments at any time.

     4.   Liquidation.  Upon any liquidation, dissolution or winding up of the
          -----------
corporation, before any distribution or payment is made upon any shares of any other class of capital stock of the corporation, the holders of Preferred Stock will be entitled to be paid an amount equal to the Liquidation Value per share, and shall not be entitled to receive any further distribution or payment. Neither the consolidation nor merger of the corporation into or with any other corporation or corporations, nor the sale or transfer by the corporation of all or any part of its assets, nor the reduction of the capital stock of the corporation, shall be deemed to be a liquidation, dissolution or winding-up of the corporation within the meaning of any of the provisions of this Section 4. The "Liquidation Value" of each share of Preferred Stock will be $100 per share.
     -----------------

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     5.   Mandatory Redemption.
          --------------------

          (a) Triggering Event.  In the event that the Warrants are fully
              ----------------
exercised, then simultaneously with such exercise, the corporation shall redeem the outstanding shares of Preferred Stock; however, the Preferred Stock will not be redeemed until such time as the Warrants are exercised in full.

          (b) Redemption Price.  On the date of redemption, upon surrender by
              ----------------
the holders at the corporation's principal office of the certificate representing the shares of the Preferred Stock, the corporation will pay to the holders an amount in cash equal to the Liquidation Value.

          (c) Cancellation of Redeemed Stock.  The shares of Preferred Stock
              ------------------------------
redeemed pursuant to this Section 5 shall be cancelled and shall not under any circumstances be reissued.

     6.   Replacement.  Upon receipt of evidence reasonably satisfactory to the
          -----------
corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing shares of Preferred Stock, dated the date of such lost, stolen, destroyed or mutilated certificate.

     7.   Notices.  All notices will be in writing and will be delivered by
          -------
registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the corporation, at its principal executive offices and (ii) to the holders of the Preferred Stock, at such holders' addresses as they appear in the stock records of the corporation (unless otherwise indicated by such holders).

3. Article II was amended and, as so amended, is set forth above. Such amendment (including the last sentence of Article II) was duly approved by the Board of Directors. Such amendment (other than the last sentence of Article II) was also submitted to and approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. Only the Common Stock was entitled to vote on such amendment, the total number of shares of Common Stock outstanding at the time the matter was submitted to the shareholders was 10,331,591, the number of shares of Common Stock voting in favor of the amendment exceeded the vote required, and the vote required was a majority of the outstanding shares of Common Stock.

4. Article III was eliminated from the Articles of Incorporation, and Articles IV, V, VI, VII and VIII were renumbered Articles III, IV, V, VI and VII. Such amendment was duly approved by the Board of Directors. Such amendment was also submitted to and approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. Only the Common Stock was entitled to vote on such amendment, the total number of shares of Common Stock outstanding at the time the matter was submitted to the shareholders was 10,331,591, the number of shares of Common Stock voting in favor of the amendment exceeded the vote required, and the vote required was a majority of the outstanding shares of Common Stock.

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5.   Pursuant to such amendments, the Board of Directors has also duly approved the foregoing amendment and restatement of the Articles of Incorporation.


          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  August 15, 1997



                                /s/ Carlos D. DeMattos
                               -----------------------------------------
                               Carlos D. DeMattos, President



                                /s/ Gregory Moiseeff
                               ---------------------
                               Gregory Moiseeff, Secretary